EXHIBIT 11



                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)





                                                                              Three Months Ended March 31,
BASIC                                                                         1999                         1998
                                                                       ---------------              ---------------


Earnings:
      Net income (loss) applicable to basic earnings
            per share calculation                                       $       2,198                $      (6,586)
                                                                       ===============              ===============


Weighted average number of shares outstanding                                 239,179                      210,659
                                                                       ===============              ===============


Net income (loss) per share - basic                                     $        0.01                $       (0.03)
                                                                       ===============              ===============



DILUTED

Earnings:
      Net income (loss)                                                $        2,198               $       (6,586)
      Add:  Interest relating to 5.5% convertible
               subordinated notes, net of tax                                   2,062                        1,630
            Amortization of issuance costs relating
               to 5.5% convertible subordinated notes,
               net of tax                                                         140                          111
                                                                       ---------------              ---------------
      Net income (loss) applicable to diluted earnings
            per share calculation                                      $        4,400               $       (4,845)
                                                                       ===============              ===============

Weighted average number of shares outstanding:
      Common shares                                                           239,179                      210,659
      Additional average shares outstanding assuming:
         Conversion of 5.5% convertible subordinated notes                      6,505                        6,505
                                                                       ---------------              ---------------
                                                                              245,684                      217,164
                                                                       ===============              ===============

Net income (loss) per share - diluted (a)                              $         0.02               $        (0.03)
                                                                       ===============              ===============



(a)  This  calculation is submitted in accordance  with  Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result. Diluted net income (loss) per share computed in accordance with SFAS 128 was the same as basic earnings per share.
